EXHIBIT 4.6

[ ] 200_

ASTRAZENECA PLC

[NAME OF DIRECTOR]

DEED OF INDEMNITY

THIS DEED OF INDEMNITY is made the __ day of 200_

Between

(1)	ASTRAZENECA PLC, a public limited company registered in England and Wales with company number 02723534 whose registered office is at 15 Stanhope Gate London W1K 1LN (the Company); and

(2)	[NAME] with a service address at 15 Stanhope Gate London W1K 1LN (the Director).

Whereas

(A)  The Director is a director of the Company.

(B)  The Company has agreed to indemnify the Director on the terms and conditions set out in this Deed.

(C)  The Company has further agreed to use reasonable endeavours to maintain appropriate directors’ and officers’ liability insurance for the benefit of the Director on the terms and conditions set out in this Deed.

Now this Deed witnesseth as follows:

1.  Interpretation

1.1	In this Deed (including the recitals) the following expressions shall have the following meanings, unless the context otherwise requires:

Associated Company means an “associated company” as defined in section 309A of the Companies Act;

Claims means all claims, actions and proceedings, whether civil, criminal or regulatory and Claim shall be construed accordingly;

Companies Act means the Companies Act 1985 but shall include any statutory or legislative modification or re-enactment thereof, or any substitution therefor;

Losses means any losses, damages, penalties, liabilities, compensation or other awards, or any settlement thereof to which the Company consents, arising in connection with any Claim, whether instigated, imposed or incurred (or, in the case of a settlement, agreed) under the laws of England and Wales or the law of any other jurisdiction;

subsidiaries means “subsidiaries” as defined in section 736 of the Companies Act.

2.  Indemnification

2.1
Subject to clauses 2.2 and 8.2 of this Deed, the Company shall, to the fullest extent permitted by law and without prejudice to any other indemnity to which the Director may otherwise be entitled, indemnify and hold the

Director harmless in respect of all Claims and Losses arising out of, or in connection with, the actual or purported exercise of, or failure to exercise, any of the Director’s powers, duties or responsibilities as a director or officer of the Company or any of its subsidiaries for the time being, subject to the remaining provisions of this Deed.

2.2
The indemnity in clause 2.1 of this Deed shall be deemed not to provide for, or entitle the Director to, any indemnification that would cause this Deed, or any part of it, to be treated as void under the Companies Act and, in particular, except as provided in clause 2.3 of this Deed, shall not provide directly or indirectly (to any extent) any indemnity against:

(a)	any liability incurred by the Director to the Company or any Associated Company; or

(b)
any liability incurred by the Director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(c)	any liability incurred by the Director:

(i)	in defending any criminal proceedings in which he is convicted; or

(ii)	in defending any civil proceedings brought by the Company, or an Associated Company, in which judgment is given against him; or

(iii)	in connection with any application under section 144(3) or (4) or section 727 of the Companies Act in which the Court refuses to grant him relief,

where, in any such case, any such conviction, judgment or refusal of relief has become final.

Reference in this clause 2.2 to a conviction, judgment or refusal of relief being ‘final’ shall be construed in accordance with sections 309B(6) and (7) of the Companies Act.

2.3
Without prejudice to the generality of the indemnity set out in clause 2.1 of this Deed, the Company shall, to the fullest extent permitted by law, indemnify and hold the Director harmless on an ‘as incurred’ basis against all legal and other costs, charges and expenses reasonably incurred:

(a)
in defending Claims including, without limitation, Claims brought by, or at the request of, the Company or any Associated Company and any investigation into the affairs of the Company or any Associated Company by any judicial, governmental, regulatory or other body; or

(b)	in connection with any application under section 144(3) or (4) or section 727 of the Companies Act,

PROVIDED THAT, in accordance with section 337A of the Companies Act, the Director agrees that any such legal and other costs, charges and expenses paid by the Company shall fall to be repaid, or any liability of the Company under any transaction connected thereto shall fall to be discharged, not later than:

(i)	in the event of the Director being convicted in the proceedings, the date when the conviction becomes final; or

(ii)	in the event of judgment being given against the Director in the proceedings, the date when the judgment becomes final; or

(iii)	in the event of the Court refusing to grant the Director relief on the application, the date when the refusal of relief becomes final.

References in this clause 2.3 to a conviction, judgment or refusal of relief being ‘final’ shall be construed in accordance with sections 337A(5) and (6) of the Companies Act.

3.  Agreement as to Insurance

3.1
The Company shall use all reasonable endeavours to provide and maintain appropriate directors’ and officers’ liability insurance (including ensuring that premiums are properly paid) for the benefit of the Director for so long as any Claims may lawfully be brought against the Director.

4.  Conduct of Claims

4.1
The Director shall give written notice to the Company upon receipt of any demand relating to any Claims (or circumstances which may reasonably be expected to give rise to a demand relating to Claims) giving full details and providing copies of all relevant correspondence and the Director shall keep the Company fully informed of the progress of any Claims, including providing all such information in relation to any Claims or Losses or any other costs, charges or expenses incurred as the Company may reasonably request, and shall take all such action as the Company may reasonably request to avoid, dispute, resist, appeal, compromise or defend any Claims.

4.2
The Director shall take all such action as the Company may reasonably request to avoid, dispute, resist, appeal, compromise or defend any Claim and shall not make any admission of liability, agreement or compromise with any person in relation to any Claim without the prior written consent of the Company, such consent not to be unreasonably withheld.

5.  Subrogation

5.1
In the event of any payment under this Deed, the Company shall be subrogated to the extent of such payment to all of the Director’s rights of recovery against third parties (including any claim under any applicable directors’ and officers’ liability insurance policy) in respect of the payment. The Director shall provide all reasonable cooperation as may be requested by the Company for the purposes of securing and exercising such rights of recovery.

 6.  Duration

6.1	This Deed shall remain in force until such time as any relevant limitation periods for bringing Claims against the Director have expired, or for so long as the Director remains liable for any Losses.

7.  Third Parties

7.1	A person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

8.  Governing Law and Jurisdiction

8.1
This Deed shall be governed by, and interpreted in accordance with, the laws of England and Wales and each of the Company and the Director hereby submit for all purposes in connection with this Deed to the exclusive jurisdiction of the High Court of Justice in England and Wales.

8.2
If this Deed is finally judicially determined in a relevant jurisdiction to provide for, or entitle the Director to, indemnification against any Claims or Losses that would cause this Deed, or any part of it, to be treated as void under the laws of that jurisdiction, this Deed shall, in so far as it relates to such jurisdiction, be deemed not to provide for, or entitle the Director to, any such indemnification, and the Company shall instead indemnify the Director against any Claims or Losses to the fullest extent permitted by law in that jurisdiction.

IN WITNESS whereof this Deed has been executed the day and year first above written.

EXECUTED and DELIVERED	)
as a DEED by ASTRAZENECA PLC	)
a director and the secretary:	)

Director:

Secretary:

SIGNED as a DEED and	)
DELIVERED by	)

)
[NAME]	)
in the presence of

Witness	Signature:

Name:

Address: